EXHIBIT 99
PRESS RELEASE
Camco Financial Appoints Eric S. Nadeau to Chief Financial Officer, SVP and Treasurer
Cambridge, Ohio (Nasdaq: CAFI) — Camco Financial Corporation (“Camco”) parent company of Advantage Bank announced the appointment of Eric S. Nadeau to the position of Chief Financial Officer, Senior Vice President and Treasurer. Mr. Nadeau has been employed with Camco since February, 2006 as a Vice President responsible for finance and treasury functions. Previous to his employment with Camco, Nadeau had been the Chief Financial Officer, SVP and Treasurer of Ohio Legacy Corp. (Nasdaq: OLCB). Other previous experience includes positions at several public companies in Ohio, as well as managing Audit, Tax and Consulting services while employed at Crowe Chizek and Company, LLC. Mr. Nadeau is a licensed CPA, a member of the Ohio Society of CPA’s, the AICPA and the Financial Managers Society.
Chairman, President & CEO Richard C. Baylor commented, “Part of management’s responsibility is anticipating key position evolution. We were fortunate to bring Mr. Nadeau to our company about one and one-half years ago and his talents, enthusiasm and sense of urgency are exactly the characteristics we desire in our company’s leadership. We prefer to promote individuals from within our company whenever possible, providing for leadership continuity.”
Mr. Nadeau will assume the Chief Financial Officer, Senior Vice President & Treasurer position on July 7, 2007.
Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services from 31 offices in 22 communities in Ohio, Kentucky and West Virginia.
The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.